UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 30, 2012 (August 24, 2012)

Behringer Harvard Opportunity REIT II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53650	20-8198863
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas	75001
(Address of principal executive offices)	(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On August 24, 2012, 7900 Hampton Blvd, LLC, a 90% owned subsidiary of Behringer Harvard Opportunity REIT II, Inc. (which may be referred to as “we”, “our”, or “us”), entered into an agreement (the “Agreement”) to sell Parrot’s Landing, a 560-unit multifamily community located in North Lauderdale, Florida (“Parrot’s Landing”), to an unaffiliated third party (the “Buyer”).

We originally acquired our interest in Parrot’s Landing on September 17, 2010 for $42 million plus closing costs from Parrot’s Landing Florida Phase I LLC and Parrot’s Landing Florida Phase II LLC.

The contract sale price for Parrot’s Landing is approximately $56.3 million, excluding transaction costs.  The Buyer has made an earnest money deposit in the amount of approximately $0.3 million, which is refundable during the inspection period which ends on September 5, 2012.

We expect the sale to close on or before October 11, 2012 subject to satisfaction of usual and customary closing conditions.  In addition, the Agreement provides the Buyer an opportunity to conduct due diligence on Parrot’s Landing and provides that the Buyer may terminate the Agreement by written notice to us at any time on or before the end of the inspection period if the Buyer determines in its sole discretion that the property is not suitable for its intended use.

Statements in this Current Report on Form 8-K, including intentions, beliefs, expectations or projections relating to the potential sale of the property described herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are based on current expectations and assumptions with respect to, among other things, future economic, competitive and market conditions and future business decisions that may prove incorrect or inaccurate.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include the possibility that the Buyer may determine not to close on the acquisition, and other risks described in the “Risk Factors” section of our public filings including our Annual Report on Form 10-K for the year ended December 31, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

Dated: August 30, 2012	By:	/s/ Andrew J. Bruce
Andrew J. Bruce
Chief Financial Officer